Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of DCP Midstream, LP of our reports dated February 7, 2020, relating to the financial statements of DCP Sand Hills Pipeline, LLC as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, and the financial statements of DCP Southern Hills Pipeline, LLC as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, each appearing in Amendment No. 1 to the Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

October 2, 2020